EXHIBIT 10.2

U.S. $250,000,000
TERM LOAN AGREEMENT
Dated as of May 27, 2016
Among
PPG INDUSTRIES, INC.
as Borrower
and
THE OTHER BORROWERS PARTY HERETO
and
THE INITIAL LENDERS NAMED HEREIN
and
BNP PARIBAS
as Administrative Agent
and
BNP PARIBAS SECURITIES CORP.
as Sole Lead Arranger

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS 1

SECTION 1.01.	Certain Defined Terms 1

SECTION 1.02.	Computation of Time Periods 10

SECTION 1.03.	Accounting Terms 10

ARTICLE II	AMOUNTS AND TERMS OF THE ADVANCES 10

SECTION 2.01.	The Advances 10

SECTION 2.02.	Making the Advances 10

SECTION 2.03.	Fees 11

SECTION 2.04.	[Intentionally Omitted] 11

SECTION 2.05.	Repayment 11

SECTION 2.06.	Interest on Advances 11

SECTION 2.07.	Interest Rate Determination 12

SECTION 2.08.	Optional Conversion of Advances 12

SECTION 2.09.	Prepayments of Advances 13

SECTION 2.10.	Increased Costs 13

SECTION 2.11.	Illegality 14

SECTION 2.12.	Payments and Computations 14

SECTION 2.13.	Taxes 15

SECTION 2.14.	Sharing of Payments, Etc 18

SECTION 2.15.	Evidence of Debt 18

SECTION 2.16.	Use of Proceeds 18

ARTICLE III	CONDITIONS TO EFFECTIVENESS AND LENDING 19

SECTION 3.01.	Conditions Precedent 19

ARTICLE IV	REPRESENTATIONS AND WARRANTIES 20

SECTION 4.01.	Representations and Warranties of PPG 20

ARTICLE V	COVENANTS OF THE BORROWERS 23

SECTION 5.01.	Affirmative Covenants 23

SECTION 5.02.	Negative Covenants 24

ARTICLE VI	EVENTS OF DEFAULT 27

SECTION 6.01.	Events of Default 28

ARTICLE VII	GUARANTY 29

SECTION 7.01.	Guaranty 29

SECTION 7.02.	Guaranty Absolute 29

SECTION 7.03.	Waivers and Acknowledgments 31

i

TABLE OF CONTENTS
(continued)
Page

SECTION 7.04.	Subrogation 31

SECTION 7.05.	Subordination 32

SECTION 7.06.	Continuing Guaranty; Assignments 33

ARTICLE VIII	THE ADMINISTRATIVE AGENT 33

SECTION 8.01.	Authorization and Action 33

SECTION 8.02.	Administrative Agent’s Reliance, Etc 33

SECTION 8.03.	BNP and Affiliates 34

SECTION 8.04.	Lender Credit Decision 34

SECTION 8.05.	Indemnification 34

SECTION 8.06.	Successor Administrative Agent 35

SECTION 8.07.	Other Agents 35

ARTICLE IX	MISCELLANEOUS 35

SECTION 9.01.	Amendments, Etc 35

SECTION 9.02.	Notices, Etc 36

SECTION 9.03.	No Waiver; Remedies 36

SECTION 9.04.	Costs and Expenses 36

SECTION 9.05.	Right of Set‑off 38

SECTION 9.06.	Binding Effect 38

SECTION 9.07.	Assignments and Participations 38

SECTION 9.08.	Confidentiality 41

SECTION 9.09.	Governing Law 42

SECTION 9.10.	Execution in Counterparts 42

SECTION 9.11.	Judgment 42

SECTION 9.12.	Jurisdiction, Etc 43

SECTION 9.13.	[Intentionally Omitted] 43

SECTION 9.14.	[Intentionally Omitted] 43

SECTION 9.15.	Waiver of Jury Trial 43

SECTION 9.16.	USA PATRIOT ACT 43

SECTION 9.17.	No Fiduciary Duty 43

ii

Schedules
Schedule I    -    [Intentionally Omitted]
Schedule 2.01    -    Commitments

Exhibits
Exhibit A    -    Form of Note
Exhibit B    -    Form of Notice of Borrowing
Exhibit C    -    Form of Assignment and Acceptance
Exhibit D    -    [Intentionally Omitted]
Exhibit E-1    -    Form of Opinion of Counsel for PPG
Exhibit E-2    -    Form of Opinion of K&L Gates LLP

iii

TERM LOAN AGREEMENT
Dated as of May 27, 2016
PPG INDUSTRIES, INC., a Pennsylvania corporation (“PPG”), each Subsidiary of PPG who becomes a borrower hereunder pursuant to a joinder agreement that is satisfactory to the Administrative Agent (collectively with PPG, the “Borrowers” and each, a “Borrower”) the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, BNP PARIBAS (“BNP”), as Administrative Agent for the Lenders and BNP PARIBAS SECURITIES CORP. as sole lead arranger, agree as follows.
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” means BNP (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent’s Account” means the following account of the Administrative Agent maintained at BNP Paribas NY, ABA: [REDACTED], Acct Name: New York Loan Servicing, Credit A/C: [REDACTED], REF: PPG INDUSTRIES, INC, or such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrowers and the Lenders for such purpose.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of such Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to any Advance made or to be made by any Lender to any Borrower, any domestic or foreign branch or Affiliate of such Lender selected by such Lender at its option to make such Advance; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Advance in accordance with the terms of this Agreement.

“Applicable Margin” means (a) in the case of Base Rate Advances, a rate per annum equal to the Applicable Margin for a Eurocurrency Rate Advance under clause (b) of this definition minus 1% (but in no event less than zero) and (b) in the case of Eurocurrency Rate Advances, a rate per annum equal to the Applicable Rate.
“Applicable Rate” means (a) from (and including) the Effective Date to (but not including) January 1, 2017, 0.875% and (b) thereafter, 1.000%.
“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” BNP in its capacity as sole lead arranger hereunder.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and PPG, PPG’s consent not to be unreasonably withheld or delayed.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or the exercise of control over such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm its obligations hereunder.
“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(h) or 6.01(i) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the rate set forth in clause (a) of the definition of “Eurocurrency Rate” that would apply to a one-month Interest Period starting on such day plus 1% and (c) the Federal Funds Rate for such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate, the Eurocurrency Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate, the Eurocurrency Rate or the Federal Funds Rate, as the case may be.
“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.06(a)(i).
“BNP” has the meaning specified in the introductory paragraph hereof.
“Borrower” has the meaning specified in the introductory paragraph hereof.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.
“Change in Law” the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by any Person controlling such Lender, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Commitment” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 hereto, as such amount shall be terminated after the making of the Advances in accordance with Section 2.01.
“Confidential Information” means any and all information and data of PPG and any of PPG’s Subsidiaries that is furnished or otherwise becomes known to the Administrative Agent or any Lender, but does not include any such information that is or becomes generally available to the public (other than as a result of the disclosure thereof by the Administrative Agent or any Lender, or any successor or assignee thereof) or that is or becomes available to the Administrative Agent or such Lender from a source other than PPG that is under no duty or obligation to keep such information or data confidential.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Subsidiaries” means the subsidiaries of PPG whose accounts are Consolidated with the accounts of PPG in PPG’s Consolidated financial statements prepared in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07, 2.08 or 2.11.
“Credit Party” means the Administrative Agent or any Lender.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Disclosed Matters” means the actions, suits and proceedings disclosed or otherwise described in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or Quarterly Report on Form 10-Q for the three-month period ended March 31, 2016.

“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means any Person approved by (a) the Administrative Agent and (b) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07 or unless such Person is a Lender, an Affiliate of the assigning Lender or an Approved Fund, PPG, each such approval referred to in clauses (a) and (b) above not to be unreasonably withheld or delayed; provided, however, that (i) if PPG does not respond to a request to consent for any such approval required by it on or before the fifth Business Day following such request, it shall be deemed to have granted such approval and (ii) none of PPG, any Affiliate of PPG or any natural person shall qualify as an Eligible Assignee.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which PPG is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.
“Eurocurrency Rate” means an interest rate per annum equal to the rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.
“Eurocurrency Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.06(a)(iii).
“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Eurocurrency Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Events of Default” has the meaning specified in Section 6.01.
“Federal Bankruptcy Code” Title 11, U.S. Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Funded Debt” means all Indebtedness for money borrowed which by its terms matures at or is extendable or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Indebtedness.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 9.07(h).
“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person, whether directly or indirectly, and including any obligation of such Person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
“Guaranteed Obligations” has the meaning specified in Section 7.01.
“Incumbent Board” has the meaning specified in Section 6.01(g).
“Indebtedness” of any Person at any time means, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and (b) all Guarantees by such Person.
“Information Memorandum” means the information memorandum dated December 2015 used by the arrangers thereof in connection with the syndication of the commitments under the Revolving Credit Agreement.
“Initial Lenders” has the meaning specified in the introductory paragraph hereof.
“Interest Period” means, initially, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, to the extent agreed to by each Lender, nine months as the applicable Borrower may select upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:

(a)    such Borrower may not select any Interest Period that ends after the Termination Date;
(b)    Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;
(c)    [Intentionally Omitted];
(d)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(e)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07.
“LIBO Rate” means, with respect to any Eurocurrency Rate Advance denominated in Dollars for any Interest Period, the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate at approximately 11:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) with a term equivalent to such Interest Period. If the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means, collectively, this Agreement and the Notes.
“Margin Stock” shall have the meaning given such term under Regulation U of the Board as from time to time in effect, including all official interpretations thereunder or thereof.
“Material Adverse Effect” means a materially adverse effect on the business, assets, operations or financial condition of PPG and its Subsidiaries, taken as a whole, or a material impairment of the ability of PPG to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is or will be a party.

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Other Term Loan Agreement” means the Term Loan Credit Agreement dated as of May 27, 2016 between PPG and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as may be amended restated or otherwise modified from time to time.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Participant Register” has the meaning specified in Section 9.07(e).
“PATRIOT Act” has the meaning set forth in Section 9.16.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code which is maintained for employees of PPG or any ERISA Affiliate.
“Post Petition Interest” has the meaning specified in Section 7.05(b).
“PPG” has the meaning specified in the introductory paragraph hereof.
“Primary Currency” has the meaning specified in Section 9.11(c).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNP Paribas New York as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Register” has the meaning specified in Section 9.07(d).
“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).
“Required Lenders” means at any time Lenders holding more than 50% of the sum of the then aggregate unpaid principal amount of the Advances owing to Lenders.
“Restricted Subsidiary” means:
(a)any Subsidiary of PPG other than

(i)a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America (“United States of America” shall not include the territories and possessions thereof), or
(ii)a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or inventories and/or making investments in real estate or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate investment company, or
(iii)a Subsidiary the primary business of which consists of leasing equipment, machinery, vehicles, rolling stock and other articles for use in the business of PPG, or
(iv)a Subsidiary the stock of which is held primarily for the purpose of securing the investment of PPG in such Subsidiary, while the management of such Subsidiary is accumulating funds for the purchase of such stock pursuant to written contract, and
(b)any Subsidiary specified in clauses (i) through (iv) of paragraph (a) above which at the time of determination shall be designated a Restricted Subsidiary pursuant to designation by the board of directors of PPG as follows:
PPG may by a resolution adopted by its board of directors designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that in the opinion of the board of directors of PPG it does not own a manufacturing or research property, plant or facility which is of material importance to the business of PPG and its Restricted Subsidiaries taken as a whole, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. PPG may by a resolution adopted by its board of directors designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place within 90 days of such acquisition or formation.
“Revolving Credit Agreement” means the Five Year Credit Agreement, dated as of December 18, 2015, among PPG, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, as may be amended, restated or otherwise modified from time to time.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions administered or enforced by any Sanctions Authority (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any publicly available Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person organized or resident in any Sanctioned Country or (c) any Person 50% or more owned or controlled by any Person or two or more Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” means (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, (b) the United Kingdom, including Her Majesty’s Treasury, (c) the United Nations Security Council, (d) the European Union, (e) Canada or (f) any other national or supra-national governmental authority that administers or enforces economic sanctions with jurisdiction over any Borrower or any of such Borrower’s Subsidiaries.

“SPC” has the meaning specified in Section 9.07(h).
“Secured Debt” means Indebtedness for money borrowed if such Indebtedness is secured by a mortgage, pledge, lien, security interest or encumbrance on any of the manufacturing or research property, plant or facilities of PPG or any Restricted Subsidiary (but not including a property determined not to be a principal property of PPG or a Restricted Subsidiary by the board of directors of PPG in its discretion) or on any shares of stock or indebtedness of any Restricted Subsidiary.
“Shareholders’ Interest” means as of any particular time, the aggregate of equity capital and surplus of PPG and its Consolidated Subsidiaries, after deducting the cost of the shares of PPG held in PPG’s treasury (i.e., shares which had been previously issued and outstanding but have been reacquired and are presently held by PPG), as shown on a consolidated balance sheet of PPG and its Consolidated Subsidiaries, prepared in accordance with GAAP, as of the end of the latest fiscal year ended prior to such determination.
“Subordinated Obligations” has the meaning specified in Section 7.05.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” and “Other Taxes” have the respective meanings specified in Section 2.13.
“Termination Date” May 26, 2017 (or, if such date is not a Business Day, the immediately preceding Business Day).
“Total Capitalization” means, as at any date, with respect to PPG and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Total Indebtedness as at such date plus (b) the amount that should be set forth on the consolidated balance sheet of PPG and its Consolidated Subsidiaries prepared as at such date opposite the caption “Total Shareholders’ Equity” (or the equivalent caption), excluding the amount reported in the financial statements as “Accumulated Other Comprehensive Income (Loss)” related to “Pension and Other Postretirement Benefit Adjustments”.
“Total Indebtedness” means, as at any date, the total amount of Indebtedness of PPG and its Consolidated Subsidiaries on such date, determined on a consolidated basis without duplication in accordance with GAAP.
“Type” has the meaning specified in the definition of “Advance”.
“Unrestricted Subsidiary” means any Subsidiary of PPG which is not a Restricted Subsidiary.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by PPG or by one or more Wholly-owned Restricted Subsidiaries, or by PPG in conjunction with one or more Wholly-owned Restricted Subsidiaries.
SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 4.01(c) (“GAAP”). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as capital lease obligations (and therefore not as Indebtedness for purposes of this Agreement).
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an Advance denominated in Dollars to any Borrower in a single draw on the Effective Date in an aggregate amount not to exceed such Lender’s Commitment. The Borrowing shall consist of Advances of the same Type. Advances borrowed under this Section 2.01 and prepaid or repaid may not be reborrowed. Advances may be Base Rate Advances or Eurocurrency Rate Advances, as further provided herein. All Commitments shall be terminated upon the making of the Advances under this Section 2.01.
SECTION 2.02. Making the Advances . (a) The Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 10:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. The notice of a Borrowing (a “Notice of Borrowing”) may be by telephone, but shall be confirmed immediately in writing or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance. After the Administrative Agent’s receipt of funds from the Lenders and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower that requested such Advance to an account of such Borrower maintained with the Administrative Agent at the Administrative Agent’s address referred to in Section 9.02 and designated by such Borrower in the applicable Notice of Borrowing.
(b)     [Intentionally Omitted].
(c)    Anything in subsection (a) above to the contrary notwithstanding, the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Borrowings.
(d)    In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower giving such Notice shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
SECTION 2.03. Fees. PPG shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between PPG and the Administrative Agent.
SECTION 2.04. [Intentionally Omitted].
SECTION 2.05. Repayment. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of its Advances then outstanding.
SECTION 2.06. Interest on Advances.
(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender by such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in respect of Base Rate Advances in effect from time to time payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii) [Intentionally Omitted].
(iii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in respect of Eurocurrency Rate Advances in effect from time to time payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months, from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

    (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require each Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender by such Borrower, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that, following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder upon demand.
SECTION 2.07. Interest Rate Determination. (a) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (A) the applicable Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist. Each Lender shall certify its cost of funds for each Interest Period to the Administrative Agent and the applicable Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such period).
(b)    If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(c)    [Intentionally Omitted].
(d)    Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.
SECTION 2.08. Optional Conversion of Advances. Any Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances made to it denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency

Rate Advances shall be in an amount not less than $10,000,000 or a multiple of $1,000,000 in excess thereof and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.
SECTION 2.09. Prepayments of Advances. (a) Any Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or a multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(b) Each prepayment made pursuant to Section 2.05 and this Section 2.09 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).
SECTION 2.10. Increased Costs. (a) If, due to any Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (1) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (2) changes in the basis of taxation of overall net income or overall gross income by the United States of America or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then each Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the applicable Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any Person controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s Advances to the Borrowers, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), each Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such Person in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s Advances to the Borrowers. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (a) each such Eurocurrency Rate Advance will automatically, upon such demand, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.12. Payments and Computations. (a) (i) the Borrowers shall make each payment hereunder, without counterclaim or set-off, with respect to principal of, interest on, and other amounts relating to, Advances not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Agent’s Account in same day funds, and (ii) the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.03, 2.10, 2.13 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.
(c)    All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder or under the other Loan Documents that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
(f)    To the extent that the Administrative Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any of the other Loan Documents in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.12, the Administrative Agent shall be entitled to convert or exchange such funds into the required currencies, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.12; provided that each Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower, such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.12(f) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange unless such loss, cost or expense or such failure is the result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent; and provided, further, that each Borrower, jointly and severally with each other Borrower, agrees to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.12(f) except to the extent such losses, costs or expenses arose as a result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent.
SECTION 2.13. Taxes. (a) Any and all payments by or on behalf of each Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any of the other Loan Documents shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, assessments, fees, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non‑excluded taxes, levies, imposts, deductions, assessments, fees, charges, withholdings and liabilities in respect of payments hereunder or under any of the other Loan Documents being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)    In addition, the Borrowers shall be jointly and severally liable for the payment of and shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the other Loan Documents or any other documents to be delivered hereunder or thereunder (hereinafter referred to as “Other Taxes”).
(c)    The Borrowers shall jointly and severally indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to any Borrower by such Lender or the Administrative Agent shall be conclusive absent manifest error.
(d)    Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if the applicable Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) below, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e)    Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrowers with two original Internal Revenue Service forms W-8BEN or W-8BEN-E, as applicable, or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Without limiting any of the above, if any Lender would be entitled to claim, with respect to a payment from any Borrower that is a United States person, as defined by Section 7701(a)(30) of the Internal Revenue Code, or that is otherwise a United States-source payment, the benefits of the exemption from United States withholding tax for portfolio interest under section 881(c) of the Internal Revenue Code, such Lender shall also deliver a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881 (c)(3)(A)

of the Internal Revenue Code, (B) a “10 percent shareholder” of PPG within the meaning of section 881 (c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881 (c)(3)(C) of the Internal Revenue Code. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8BEN-E, as applicable, or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.
(f)    For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.13(e) (other than if such failure is due to a Change in Law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States of America solely by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as amended, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
(h)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(e) relating to the maintenance of a Participant Register and (iii) any taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).
SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Advance made by such Lender.
(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from any Borrower hereunder and each Lender’s share thereof.
(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of PPG and its Subsidiaries (which may include payments in connection with the settlement of asbestos litigation). Each Borrower agrees that it shall use the proceeds of the Advances in compliance with all applicable laws.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions Precedent. The obligations of the Lenders to make Advances shall not become effective until the first date (the “Effective Date”) on which all of the following conditions precedent have been satisfied:
(a)    There shall have occurred no material adverse change in the business, assets, operations or condition, financial or otherwise, of PPG and its Subsidiaries taken as a whole since December 31, 2015.
(b)    Except for the Disclosed Matters, there shall exist no action, suit, investigation, litigation or proceeding affecting PPG or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(c)    Except for information included in PPG’s filings with the Securities and Exchange Commission, nothing shall have come to the attention of the Lenders since the closing of the Revolving Credit Facility to lead the Lenders to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of PPG and its Subsidiaries as they shall have reasonably requested.
(d)    All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
(e)    The Administrative Agent shall have received a fully completed and executed Notice of Borrowing.
(f)    PPG shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent) payable on or prior to the Effective Date to the extent and as previously agreed in writing.
(g)    On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of PPG, dated the Effective Date, stating that:
(i)    The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date,
(ii)    No event has occurred and is continuing that constitutes a Default, and
(iii)    after giving effect to the Advances and all advances made under the Other Term Loan Agreement and all other Total Indebtedness, the ratio of Total Indebtedness to Total Capitalization will not exceed 60%, and providing a calculation thereof in detail reasonably satisfactory to the Lenders and the aggregate principal amount of borrowings outstanding from one or more banks or other financial institutions acting in a similar capacity of the Company and its subsidiaries, on a consolidated basis, will not exceed $4.5 billion.
(h)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:
(i)    The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.15.
(ii)    Certified copies of resolutions of the Board of Directors and the Executive Committee of PPG authorizing the negotiation and execution of this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.
(iii)    A certificate of the Secretary or an Assistant Secretary of PPG certifying the names and true signatures of the officers of PPG authorized to sign this Agreement and the other Loan Documents and the other documents to be delivered hereunder or thereunder.
(iv)    Favorable opinions of Glenn Bost, Esquire and K&L Gates LLP, counsel for PPG, substantially in the forms of Exhibit E-1 and Exhibit E-2 hereto, respectively, and as to such other matters as any Lender through the Administrative Agent may reasonably request.
(v)    [Intentionally Omitted].
(vi)    Written evidence (which may include telecopy transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement.
(i)    The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Effective Date, all documentation and other information about the Borrowers as shall have been reasonably requested by the Administrative Agent or the Lenders that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of PPG. PPG represents and warrants as follows:
(a)    It is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate authority to own its properties and to carry on the business in which it is engaged; and it is duly qualified to transact the business in which it is engaged and is in good standing (to the extent such concept is recognized) in those jurisdictions in which the real or personal property owned or leased or the business conducted by it are material to its operations, except where failure to so qualify would not have a Material Adverse Effect.

(b)    It has the corporate power and authority to execute, deliver and perform this Agreement, to make the Borrowings provided for herein, to execute and deliver each of the other Loan Documents to which it is a party and to perform its obligations under each of the other Loan Documents to which it is a party; and all such action has been duly authorized by all necessary corporate proceedings on its part.
(c)    The audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows contained in PPG’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2015 have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of December 31, 2015 and 2014 and the results of operations and cash flows of PPG and its Consolidated Subsidiaries for each of the three fiscal years ending on December 31, 2015, 2014 and 2013. The unaudited consolidated balance sheets and related consolidated statements of income contained in PPG’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, have been prepared in accordance with GAAP applicable to interim unaudited financial statements and, except for changes resulting from audit and normal year-end adjustments and for the absence of footnotes and other information required to be included in audited financial statements prepared in accordance with GAAP, present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of March 31, 2016 and the results of operations of PPG and its Consolidated Subsidiaries for the fiscal quarter then ended.
(d)    Neither the execution and delivery of this Agreement or any of the other Loan Documents to which it is a party, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate or result in a breach (i) of any of the terms, conditions or provisions of the Restated Articles of Incorporation or bylaws of PPG; or (ii) of any order, writ, injunction or decree of any court or any law or regulation of the Federal government, the State of New York or any state in which the real or personal property owned or leased or the business conducted by PPG or any of its Subsidiaries is material to their respective operations, or any instrumentality of such government; or (iii) of any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound, the violation or breach of which would have a Material Adverse Effect or would constitute a default thereunder which default would have a Material Adverse Effect; or (iv) of any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound which would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property of PPG or any of its Subsidiaries, which lien, charge or encumbrance would have a Material Adverse Effect.
(e)    This Agreement and each of the other Loan Documents to which it is a party have been duly and validly executed and delivered by PPG and constitute legal, valid and binding obligations of PPG enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.
(f)    Each of PPG and its Subsidiaries has fulfilled its obligations under ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except for such failures or non‑compliance as would not have a Material Adverse Effect. No Reportable Event has occurred and is continuing with respect to any Plan, except for such Reportable Events as would not have a Material Adverse Effect. Neither PPG nor any of its Subsidiaries has incurred any liability to PBGC or under ERISA and the Internal Revenue Code with respect to any Plan, except for premiums not yet due and payable or liabilities as would not have a Material Adverse Effect.

(g)    No authorization, consent, approval, license or other action by, and no registration or filing with, any government agency or instrumentality is necessary in connection with the execution and delivery of this Agreement or the Notes, the consummation of the transactions herein contemplated or the performance of or compliance with the terms and conditions hereof and thereof, except for such authorizations, consents, approvals, licenses or other actions by, and such registrations or filings with, such government agencies or instrumentalities as have been or will be timely made or obtained.
(h)    There is no threatened or, to the knowledge of PPG, pending proceeding by or before any court, government agency or instrumentality or arbitrator against or affecting PPG or any of its Subsidiaries which (i) except for the Disclosed Matters, if adversely decided would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(i)    No part of the Advance or proceeds of any extension of credit hereunder will be utilized for the purpose of enabling PPG to buy or carry any Margin Stock and neither PPG nor any Subsidiary is in the business of extending credit to others for such purpose.
(j)     (i) PPG and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective material properties and assets, except for minor defects in title that do not materially interfere with the ability to conduct their respective businesses as currently conducted or to utilize such properties and assets for their intended purposes.
(ii)     PPG and its Subsidiaries have complied with all obligations under all material leases to which each of them is a party and all such leases are in full force and effect, except where failure to so comply would not have a Material Adverse Effect. PPG and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except where the lack of such peaceful and undisturbed possession would not have a Material Adverse Effect.
(iii)     PPG and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on their respective business as presently conducted and as presently planned to be conducted without conflict with the rights of others in any manner that would have a Material Adverse Effect.
(k)     No statement made by PPG in any certificate, report or document furnished by or on behalf of PPG under or in connection with this Agreement or any of the other Loan Documents is false or misleading in any material respect and no such certificate, report or document omits to state a material fact necessary to make the statements contained therein not misleading.
(l)     Since December 31, 2015 there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of PPG and its Subsidiaries taken as a whole.
(m)     PPG has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by PPG except for any taxes or assessments that PPG is contesting in good faith. The charges, accruals and reserves on the books of PPG in respect of taxes or other governmental charges are, in the opinion of PPG, adequate.

(n)    PPG and its Subsidiaries are in compliance in all material respects with all laws and regulations relating to the protection of the environment except where the failure to do so, either singly or in the aggregate, would not have a Material Adverse Effect.
(o)    No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(p)    Other than Liens permitted pursuant to Section 5.02(c) and Liens which would not result in a Material Adverse Effect, no Lien exists over all or any of the present or future revenues or assets of PPG or any of its Subsidiaries.
(q)    Each Borrower (other than PPG) is a Wholly-owned Subsidiary of PPG.
(r)    No financial statement contained in any filing by PPG with the United States Securities and Exchange Commission when filed is false or misleading in any material respect or omits to state a material fact necessary to make the statements contained therein not misleading.
(s)    Each Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Borrower, its Subsidiaries and their respective directors and executive officers and, to the knowledge of such Borrower, any other officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would constitute or give rise to a violation of applicable Sanctions. None of any Borrower, any Subsidiary or any of their respective directors or executive officers or, to the knowledge of any Borrower, any other officers, employees or any agents acting on behalf of any Borrower or any of its Subsidiaries in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.
As used in this Section 4.01, “material” shall mean material in the context of the financial condition of PPG and its Consolidated Subsidiaries taken as a whole.
ARTICLE V

COVENANTS OF THE BORROWERS
SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, the Borrowers will:
(a)    Reports, Financial Statements and Other Information. (i) File or cause to be filed with the United States Securities and Exchange Commission in compliance with the requirements thereof each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10‑K required to be filed by PPG and deliver to the Administrative Agent, within 120 days of the end of each fiscal year of PPG, a certificate of the chief financial officer of PPG as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with the ratio of Total Indebtedness of PPG and its Consolidated Subsidiaries to Total Capitalization as provided in Section 5.02(b) hereof, provided that, to the extent that any Lender is required pursuant to applicable law to obtain directly from the Borrowers any financial statements included in any such report filed with the United States Securities and Exchange Commission, the Borrowers shall promptly provide such financial statements upon reasonable request of such Lender through the Administrative Agent; (ii) concurrently with the delivery of financial statements under clause (i) above, a certificate of a financial officer of PPG

(A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 5.02(b); (iii) promptly furnish to the Administrative Agent for distribution to the Lenders, subject to reasonable confidentiality requirements if appropriate, such information respecting the financial condition and affairs of PPG as the Administrative Agent or any Lender through the Administrative Agent may reasonably require; and (iv) promptly after the commencement thereof, furnish to the Administrative Agent for distribution to the Lenders, subject to reasonable confidentiality requirements if appropriate, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting PPG or any of its Subsidiaries of the type described in Section 4.01(h), provided that the Borrowers shall have no obligation to furnish the notice referred to in this clause (iv) with respect to such actions or proceedings referred to in Section 4.01(h)(i) which are not reasonably likely to be adversely decided.
(b)    Notice of Default. Within five days after any officer of PPG obtains knowledge of any Default or Event of Default, PPG will provide to each Lender a certificate of PPG setting forth the details thereof and the action which PPG is taking or proposes to take with respect thereto.
(c)    Maintenance of Properties. Maintain and keep, and shall cause its Subsidiaries to maintain and keep, their respective properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of PPG are necessary and in the interests of PPG or such Subsidiary; provided, however, subject to Section 5.02(d), that nothing in this Section 5.01(c) shall prevent PPG (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective businesses from time to time if, in the judgment of PPG or such Subsidiary, such sale, abandonment, disposition or discontinuance is advisable.
(d)    Existence; Business and Properties. Do or cause to be done, except in the case of any of its Subsidiaries where the failure to do so would not have a Material Adverse Effect, all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of incorporation, and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its board of directors shall determine in its judgment.
(e)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with applicable tax laws, ERISA and environmental laws.
(f)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which PPG or such Subsidiary operates; provided, however, that PPG and its Subsidiaries may self-insure to the extent consistent with prudent business practice as reasonably determined by PPG and such Subsidiary.
(g)    Anti-Corruption Laws and Sanctions. Each Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, PPG will not, and will not permit any of its Restricted Subsidiaries (or (i) in the case of clause (b) below, its Consolidated Subsidiaries and (ii) in the case of clauses (f) and (g) below, its Subsidiaries) to:
(a)    Sale of Assets, Consolidation, Merger, etc. (i) Sell, transfer or lease all or substantially all of the assets, business or property of (A) PPG or (B) PPG and its Restricted Subsidiaries on a consolidated basis; or (ii) enter into any merger or consolidation, unless PPG or such Restricted Subsidiary shall be the surviving corporation.
(b)    Financial Undertaking. Permit the ratio of Total Indebtedness to Total Capitalization to exceed 60% at any time.
(c)    Secured Debt. Issue, assume, guarantee, create or incur any Secured Debt without effectively providing that the Advances (together with, if PPG shall so determine, any other Indebtedness of PPG or such Restricted Subsidiary then existing or thereafter created ranking equally with the Advances, including Guarantees of Indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt so long as such Secured Debt shall be so secured, except that this Section 5.02(c) shall not apply to Secured Debt secured by:
(i)    mortgages on property of any corporation existing at the time such corporation becomes a Subsidiary;
(ii)    mortgages on property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;
(iii)    mortgages on particular property to secure Indebtedness incurred in financing all or any part of the cost of exploration or development of such property, or to secure all or any part of the cost of improvements to such property which is, in the opinion of the board of directors of PPG, substantially unimproved, or to secure any Indebtedness incurred to provide funds for such purpose;
(iv)    mortgages on property in favor of the United States of America or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;
(v)    mortgages which secure Indebtedness owing to PPG or a Wholly-owned Restricted Subsidiary by a Subsidiary of PPG; and
(vi)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusive, or of any Indebtedness secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or replaced (plus improvements on such property).
As used in clauses (i) through (vi) above, the terms “mortgage” or “mortgages” shall include pledges, liens, and security interests.

Notwithstanding the foregoing provisions of this Section 5.02(c), PPG and any one or more Restricted Subsidiaries may, without equally and ratably securing the Advances, issue, assume, guarantee, create or incur Secured Debt which would otherwise be subject to the foregoing restrictions if, after giving effect to the Secured Debt to be issued, assumed, guaranteed, created or incurred, the sum of (a) the aggregate amount of all such Secured Debt of PPG and its Restricted Subsidiaries (not including Secured Debt permitted under clauses (i) through (vi) above) and (b) the aggregate value of the Sale and Leaseback Transactions (as defined in Section 5.02(d)) in existence at such time (except Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.02(d)(i)(B)) does not exceed 5% of the Shareholders’ Interest.
(d)    Limitation on Sales and Leasebacks and Transfers of Assets to Unrestricted Subsidiaries.
(i)    Enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to PPG or such Restricted Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by PPG or such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property (herein referred to as a “Sale and Leaseback Transaction”) unless either:
(A)    PPG or such Restricted Subsidiary could create Secured Debt secured by a mortgage, in accordance with Section 5.02(c), on the real property to be leased, in an amount equal to the value (as hereinafter defined) of such Sale and Leaseback Transaction, without equally and ratably securing the Advances, or
(B)    PPG applies (and in any case PPG covenants that it will apply) within 120 days after the Sale and Leaseback Transaction, regardless of whether such Sale and Leaseback Transaction may have been made by PPG or by a Restricted Subsidiary, an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG) to the retirement of Funded Debt of PPG; provided that the amount to be applied to the retirement of Funded Debt of PPG shall be reduced by
(1)    the principal amount of any Advances outstanding on the date of the Sale and Leaseback Transaction repaid by PPG within 120 days after such Sale and Leaseback Transaction, and
(2)    the principal amount of Funded Debt, other than Advances, voluntarily retired by PPG within 120 days after such sale;
provided that no repayment or retirement referred to in this clause (B) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
For purposes of this Section 5.02(d) and Section 5.02(c), the term “value” shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG), divided first by the number of full years in the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.
(ii)    Transfer any assets which, in the reasonable opinion of the board of directors of PPG, constitute a major manufacturing or research property, plant or facility of PPG and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.
(e)    Margin Stock. Purchase or hold any Margin Stock if more than 25% of the value of its assets (as defined in said Regulation U) is or would be represented by Margin Stock.
(f)    Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by United States or applicable foreign generally accepted accounting principles or by the United States Securities and Exchange Commission or the Public Company Accounting Oversight Board or any similar foreign governmental agency or instrumentality.
(g)    Change in Nature of Business. Change the primary nature of its business from manufacturing and selling coatings and related products.
(h)    Anti-Corruption and Sanctions Laws. No Borrower will request any Advance, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance, directly or indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (C) in any other manner that would constitute or give rise to a violation of any Sanctions by any party hereto.
(i)    Amendments to Revolving Credit Agreement and Other Term Loan Agreement. If any amendment or modification to either the Revolving Credit Agreement and related loan documents (or the entering into of any agreement that has a similar effect) or the Other Term Loan Agreement and related loan documents (or the entering into of any agreement that has a similar effect) adds any new or makes more restrictive any events of default, representations, warranties or covenants (other than with respect to provisions specific to revolving credit facility provided under the Revolving Credit Agreement), the Borrowers acknowledge and agree that the Borrowers will enter into an amendment to this Agreement or the other Loan Documents (or enter into new Loan Documents) to make corresponding changes to such Loan Document to provide for such additional covenants, representations, warranties or events of default or such more restrictive events of default, representations, warranties or covenants, as the case may be.
ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    (i) PPG shall default (whether as direct obligor or guarantor) in the payment of principal of any Advance when due; or (ii) PPG shall default (whether as direct obligor or guarantor) in the payment of any interest, fee or any other amount payable under this Agreement or under any other Loan Document and, in the case of this clause (ii), such default shall have continued for a period of five (5) Business Days thereafter;
(b)    PPG shall default (whether as direct obligor or guarantor) (i) in any payment of principal of or interest on any other obligation for borrowed money in excess of $50,000,000 in unpaid principal amount, in each case beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any other agreement under which any such other obligation for borrowed money in excess of $50,000,000 is created and shall not have cured such default within any period of grace provided by such agreement, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;
(c)    Any representation or warranty made herein or pursuant hereto by PPG, or any certificate furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;
(d)    PPG shall default in the performance of any covenant contained in Section 5.01(b) or Section 5.02 hereof;
(e)    PPG or any other Borrower shall default in the performance of any other covenant, term, condition or provision of this Agreement or any other Loan Document and such default shall not be remedied for a period of thirty (30) days after written notice thereof to PPG from the Administrative Agent at the request of any Lender;
(f)    A final judgment or order for the payment of money in excess of $50,000,000 shall be rendered by a court of record against PPG and such judgment or order shall not be appealable and shall continue unsatisfied and unstayed for a period of thirty (30) days;
(g)    Any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of PPG (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in clause (ii) of this paragraph (g)), or (ii) individuals who, as of the date of this Agreement were directors of PPG, together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office (such directors together herein called the “Incumbent Board”), cease to constitute a majority of the board of directors of PPG or (iii) PPG shall cease to own, directly or indirectly, 100% of the Voting Stock of any other Borrower;
(h)    A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding;
(i)    PPG shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of PPG or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or
(j)    PPG shall fail to meet its minimum funding requirements under ERISA with respect to any Plan or if any Plan shall be terminated by act of the PBGC or a trustee shall be appointed for any Plan, except when such failure is of an amount which is not material to the financial condition of PPG or such termination or appointment would not result in the imposition on PPG of material liability, or when such failure is the result of contesting such minimum funding requirements in good faith and PPG has established on its books any reserve which is required by GAAP with respect thereto;
then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
ARTICLE VII

GUARANTY
SECTION 7.01. Guaranty. PPG hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and each of the other Loan Documents to which such Borrower is a party (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, PPG’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Administrative Agent or any Lender under or in respect of this Agreement and each of the other Loan Documents to which such other Borrower is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower. The obligations of PPG under this Section 7.01 constitute a guaranty of payments and not of collection.

SECTION 7.02. Guaranty Absolute. PPG guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the applicable Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The obligations of PPG under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the applicable Loan Documents, and a separate action or actions may be brought and prosecuted against PPG to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of PPG under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and PPG hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of this Agreement, any Loan Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement or any of the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any of the other Loan Documents, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or any of the other Loan Documents or any other assets of any Borrower or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;
(f)    any failure of the Administrative Agent or any Lender to disclose to any Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Administrative Agent or such Lender (PPG waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);
(g)    the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations;
(h)    the enactment of any exchange controls in the jurisdiction of any Subsidiary or any Governmental Authority thereof, or the occurrence of any adverse political or economic development in the jurisdiction of any Subsidiary; or
(i)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.
SECTION 7.03. Waivers and Acknowledgments. (a) PPG hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.
(b)    PPG hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    PPG hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of PPG or other rights of PPG to proceed against any of the other Borrowers, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set‑off or counterclaim against or in respect of the obligations of PPG hereunder.
(d)    PPG hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to PPG any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.
(e)    PPG hereby unconditionally and irrevocably waives any defense arising by reason of any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Guaranteed Obligations or any Credit Party’s rights with respect thereto, including (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement).
(f)    PPG acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. PPG hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of PPG’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to PPG in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of PPG and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) PPG shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Administrative Agent and the Lenders will, at PPG’s request and expense, execute and deliver to PPG appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to PPG of an interest in the Guaranteed Obligations resulting from such payment made by PPG pursuant to this Guaranty.
SECTION 7.05. Subordination. PPG hereby subordinates any and all debts, liabilities and other obligations owed to PPG by each other Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:
(a)    Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), PPG may receive regularly scheduled payments from any other Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), however, unless the Required Lenders otherwise agree, PPG shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Borrower, PPG agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before PPG receives payment of any Subordinated Obligations.
(c)    Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), PPG shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of PPG under the other provisions of this Guaranty.
(d)    Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of PPG, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require PPG (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon PPG, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
SECTION 8.01. Authorization and Action. Each of the Lenders hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and under the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and in the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, the other Loan Documents or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by PPG or any other Borrower pursuant to the terms of this Agreement or the other Loan Documents.
SECTION 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any of the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 8.03. BNP and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, if any, BNP shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include BNP in its individual capacity. BNP and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, PPG, any of its Subsidiaries and any Person who may do business with or own securities of PPG or any such Subsidiary, all as if BNP were not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent shall have no duty to disclose information obtained or received by it or any of its affiliates relating to PPG or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.
SECTION 8.04. Lender Credit Decision. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(c) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 8.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances then owed to each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s fraudulent acts or omissions, gross negligence or willful misconduct, and provided, further, that the obligations of each Lender that shall cease to be a party to this Agreement in accordance with Section 9.07 shall terminate on the date of the applicable assignment except to the extent any claim hereunder relates to an event arising prior to such assignment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out‑of‑pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.
SECTION 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders by giving written notice thereof to the Administrative Agent and the Borrowers. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the existing Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 8.07. Other Agents. Each party hereto acknowledges that the sole lead arranger has no liability hereunder acting in such capacity.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby in addition to the Required Lenders, do any of the following: (a) increase the Commitments of the Lenders, (b) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, or (d) extend the termination date of any Commitment; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) change the definition of “Required Lenders” or change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (c) reduce or limit the obligations of PPG under Section 7.01 or release PPG or otherwise limit PPG’s liability with respect to the obligations owing to the Administrative Agent and the Lenders, (d) amend this Section 9.01 or (e) amend or modify any provision of any Loan Document having the effect of modifying the pro rata treatment of the Lenders thereunder; (iii) [intentionally omitted]; (iv) [intentionally omitted]; and (v) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.
SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, (i) if to any Borrower, at the address of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number 412-434-4416, Attention: Treasurer, with a copy to PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number 412-434-2490, Attention: Senior Vice President and General Counsel; (ii) if to any Lender, at its at its address (or telecopy number) set forth in its Administrative Questionnaire; and (iii) if to the Administrative Agent, to the attention of Tomas Stasko, facsimile: 201-616-7911, telephone: 514-285-6100 x 5560, email: NYK_LS_LOAN_BOOK@us.bnpparibas.com, with a copy to Michael Kowalczuk, telephone: 212-841-2081, email: michael.kowalczuk@us.bnpparibas.com, and dl.nyk_cov.middle.office@americas.bnpparibas.com; or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied, or delivered to the telegraph company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or PPG may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Notwithstanding anything to the contrary contained in this Agreement or any Note, (i) any notice to the Borrowers or to any one of them required under this Agreement or any such Note that is delivered to PPG shall constitute effective notice to the Borrowers or to any such Borrower, including PPG and (ii) any Notice of Borrowing or any notice of Conversion delivered pursuant to the terms of this Agreement may be delivered by any Borrower or by PPG, on behalf of any other Borrower. Each Borrower (other than PPG) hereby irrevocably appoints PPG as its authorized agent to receive and deliver notices in accordance with this Section 9.02, and hereby irrevocably agrees that (A) in the case of clause (i) of the immediately preceding sentence, the failure of PPG to give any notice referred to therein to any such Borrower to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such notice by PPG, on behalf of any other Borrower, shall be binding on such other Borrower to the same extent as if such notice had been executed and delivered directly by such Borrower.
SECTION 9.03. No Waiver; Remedies. No failure on the part of any Borrower, any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04. Costs and Expenses. (a) PPG agrees to pay all reasonable and customary out-of-pocket costs and expenses of the Administrative Agent (within 10 days of receipt of a written itemized statement, together with supporting documentation, identifying in reasonable detail the amounts of such costs and expenses) incurred in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto. PPG further agrees to pay all reasonable and documented out-of-pocket costs and expenses, if any, of the Administrative Agent and the Lenders incurred in connection with the enforcement of this Agreement, any of the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b)    The Borrowers agree to indemnify and hold harmless the Administrative Agent and each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of hazardous materials on any property of PPG or any of its Subsidiaries or any environmental action relating in any way to PPG or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraudulent acts or omissions, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damage is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraudulent acts or omissions, gross negligence or willful misconduct.
(c)    If (x) any payment or prepayment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to Section 2.07, 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or (ii) as a result of a payment, prepayment or Conversion pursuant to Section 2.07, 2.09 or 2.11, (y) any assignment of any Eurocurrency Rate Advance of any Borrower is made by any Lender other than on the last day of as a result of a demand by PPG pursuant to Section 9.07(a) or (z) any Borrower fails for any reason (including without limitation because applicable conditions precedent have not been satisfied) to borrow any Eurocurrency Rate Advance, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment, Conversion, assignment or failure to borrow, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 9.04(c) delivered to such Borrower shall be conclusive absent demonstrable error.
(d)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.10, 2.13 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
SECTION 9.05. Right of Set‑off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) either (x) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 or (y) the automatic acceleration of the Advances pursuant to Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set‑off and application, provided that the failure to give such notice shall not affect the validity of such set‑off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set‑off) that such Lender and its Affiliates may have.
SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by PPG and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower (including PPG as guarantor under Article VII) shall have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders, provided that any Borrower other than PPG may assign its rights or obligations to PPG or any other Borrower without such prior written consent.
SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by PPG will (following (x) a demand by such Lender pursuant to Section 2.10 or 2.13 or (y) a failure by such Lender to sign, within three Business Days after the date originally scheduled for delivery of such signature if the Required Lenders have delivered such signature on or prior to such scheduled date, any proposed amendment, waiver or consent to this Agreement or the Notes requiring, pursuant to Section 9.01, the signature of all Lenders), upon at least five Business Days’ notice to such Lender and the Administrative Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 unless otherwise agreed by the Administrative Agent and, so long as no Default has occurred and is continuing, PPG, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by PPG pursuant to this Section 9.07(a) shall (x) be an assignment of all of such Lender’s rights and obligations under this Agreement (including, without limitation, all of such Lender’s Commitment, the Advances owing to it and the Note or Notes held by it) and (y) be arranged by PPG after receipt of the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by PPG pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment, (unless the assignee is already a Lender hereunder) an Administrative Questionnaire for the assignee and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by PPG, such recordation fee shall be payable by PPG except that no such recordation fee shall be payable in the case of an assignment made at the request of PPG to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of PPG, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.10, 2.13 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.
(d)    The Administrative Agent, acting solely for this purpose as an agent of PPG, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest on) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Each Lender may sell participations to one or more banks or other entities (other than PPG or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any of the other Loan Documents, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or thereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each

Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to PPG furnished to such Lender by or on behalf of PPG; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to PPG received by it from such Lender.
(g)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to any other central bank; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), upon the identification as such in writing from time to time by such Granting Lender to the Administrative Agent and PPG and upon the prior written consent of PPG in its sole and absolute discretion, the option to provide to any Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent and as if such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with such Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07, any SPC may (i) with notice to, but without the prior written consent of, PPG and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by PPG and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.07(h) may not be amended without the written consent of the SPC.
SECTION 9.08. Confidentiality. None of the Administrative Agent or any Lender shall disclose any Confidential Information to any other Person without the consent of PPG, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors; (b) as contemplated by Section 9.07(f), to actual or prospective assignees and participants, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, such assignees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.08 or other provisions at least as restrictive as this Section 9.08) in each case only on a confidential need-to-know basis; (c) as required by any law, rule or regulation or judicial process; (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or financial institutions (including any self-regulatory authority); (e) to any other party hereto; (f) in connection with any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder; (g) with the consent of PPG; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 9.08, (ii) is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by a Borrower or any of its Subsidiaries or (iii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than a Borrower; and (i) on a confidential basis to (x) any rating agency in connection with rating a Borrower or its Subsidiaries or the Advances, (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances or (z) data service providers, including league table providers, that serve the lending industry.
SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at its principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any other currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such other currency with Dollars at its principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)    The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.
SECTION 9.12. Jurisdiction, Etc. (a) (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding to which PPG or any other Borrower organized under the laws of the United States or any State thereof is a party and (ii) each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding to which any Borrower not organized under the laws of the United States or any State thereof is a party, in each of the cases referred to in the preceding clauses (i) and (ii) in any case arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrowers hereby consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.13. [Intentionally Omitted].
SECTION 9.14. [Intentionally Omitted].
SECTION 9.15. Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR

ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 9.16. USA PATRIOT ACT. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title iii of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with said Act.
SECTION 9.17. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each of the Borrowers, their stockholders and/or their Affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower, its stockholders or its Affiliates, on the other.  Each of the Borrowers acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person.  Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PPG INDUSTRIES, INC.

By: /s/ Vincent J. Morales
Name: Vincent J. Morales
Title: Vice President, Investor Relations and
           Treasurer

U.S. Federal Tax Identification No. for PPG:
25-0730780

Address for PPG:
One PPG Place
Pittsburgh, Pennsylvania 15272

BNP PARIBAS, as Administrative Agent By: /s/ Christopher Sked Name: Christopher Sked Title: Managing Director By: /s/ Gregoire Poussard Name: Gregoire Poussard Title: Vice President

BNP Term Loan Agreement

LENDERS BNP PARIBAS, By: /s/ Christopher Sked Name: Christopher Sked Title: Managing Director By: /s/ Gregoire Poussard Name: Gregoire Poussard Title: Vice President

SCHEDULE I
[INTENTIONALLY OMITTED]

SCHEDULE 2.01

COMMITMENTS

LENDER	Commitment
BNP Paribas	$250,000,000
Total	$250,000,000

EXHIBIT A - FORM OF
PROMISSORY NOTE

U.S.$______________	Dated: _____________, 201_

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _______________ corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _______________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Term Loan Agreement, dated as of May 27, 2016 among PPG Industries, Inc., certain other borrowers from time to time parties thereto, the Lender and certain other lenders parties thereto, BNP Paribas, as Administrative Agent for the Lender and such other lenders, and BNP Paribas Securities Corp., as sole lead arranger (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance made to it until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent in accordance with the Credit Agreement. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower on the Effective Date in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER] By: Name: Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF
BORROWING

BNP Paribas, as Administrative Agent for the Lenders parties to the Credit Agreement referred to below The Equitable Tower New York, NY 10019 [Date]

Attention: [    ]
Ladies and Gentlemen:
The undersigned, [Name of Borrower], refers to the Term Loan Agreement, dated as of May 27, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among PPG Industries, Inc., certain other borrowers from time to time parties thereto, the Lender and certain other lenders parties thereto, BNP Paribas, as Administrative Agent for the Lender and such other lenders, and BNP Paribas Securities Corp., as sole lead arranger, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing is May 27, 2016.
(ii)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].
(iii)    The aggregate amount of the Proposed Borrowing is $250,000,000.
[(iv)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

Very truly yours, [NAME OF BORROWER] By: _________________ Name: Title:

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Agreement, dated as of May 27, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPG Industries, Inc., certain other borrowers from time to time parties thereto, the Lender and certain other lenders parties thereto, BNP Paribas, as Administrative Agent for the Lender and such other lenders, and BNP Paribas Securities Corp., as sole lead arranger. Terms defined in the Credit Agreement are used herein with the same meaning.
The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
2.    The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Administrative Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Advances assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Advances assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Advances retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].
3.    The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.
4.    Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5.    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
6.    Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.
7.    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
8.    This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.
Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	_____%
Assignee’s Advances:	$______
Aggregate outstanding principal amount of Advances assigned:	$______
Principal amount of Note payable to Assignee:	$______
Principal amount of Note payable to Assignor:	$______
Effective Date*: _________ , 201_

[NAME OF ASSIGNOR], as Assignor

By:    ________________
Name:
Title:

Dated:    _________, 201_

[NAME OF ASSIGNEE], as Assignee

By:    _________________
Name:
Title:

Dated:   _________ , 201_

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent

Accepted and Approved this
________ day of ______________, 201_

BNP PARIBAS, as Administrative Agent

By:    ___________________
Name:
Title:

[Approved this _______day
of______, 201_

PPG INDUSTRIES, INC.

By:    ___________________]*
Name:
Title

*Required if no Event of Default has occurred and is continuing and the Assignee is not an Affiliate of the Assignor.

EXHIBIT D –
[INTENTIONALLY OMITTED]

EXHIBIT E-1 – FORM
OF OPINION OF
COUNSEL

May 27, 2016

BNP Paribas, as Administrative Agent and Lender
The Equitable Tower
787 Seventh Avenue
7th Floor
New York, New York 10019

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(h)(iv) of that certain Term Loan Agreement dated as of May 27, 2016 (the “Credit Agreement”) among PPG Industries, Inc. (the “Company”), BNP Paribas, as Administrative Agent (the “Administrative Agent”), the Initial Lenders named therein (the “Lenders”), and BNP Paribas Securities Corp., as Sole Lead Arranger. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

I have acted as counsel to PPG in connection with the preparation, execution and delivery of the Credit Agreement. In that connection, I have examined, or caused to be examined, the following:

(1)    The Credit Agreement signed by each of the parties thereto.

(2)    The documents furnished by PPG pursuant to Section 3.01 of the Credit Agreement.

(3)    The Restated Articles of Incorporation of PPG and all amendments thereto as in effect as of the date hereof (the “Charter”).

(4)    The Amended and Restated Bylaws of PPG as in effect as of the date hereof (the “Bylaws”).

(5)    A certificate of the Secretary of the Commonwealth of Pennsylvania, dated May 27, 2016, attesting to the continued corporate existence and good standing of PPG in the Commonwealth of Pennsylvania.

(6)    Resolutions of the Board of Directors of the Company dated September 19, 2013 and December 10, 2015.

(7)    Resolutions of Executive Committee of the Company dated October 10, 2013.

(8)    The Fee Letter dated May 27, 2016 from BNP Paribas Securities Corp and BNP Paribas to PPG Industries, Inc. executed in connection with the Credit Agreement.

I have also examined the originals, or duplicates or certified or conformed copies, of such other corporate records of PPG, certificates of public officials and of officers and representatives of PPG, and agreements, instruments and other documents, as I have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have relied upon certificates of public officials and of officers and representatives of PPG. In addition, I have examined, and have relied as to matters of fact upon, the representations and warranties made in the Credit Agreement.

In rendering the opinions below, I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each party thereto other than PPG, the genuineness of all signatures of parties other than PPG, the legal capacity of all natural persons other than officers or representatives of PPG, the authenticity of all documents submitted to me as originals, and the conformity to original documents and authenticity of all documents submitted to me as duplicates or certified or conformed copies.

My opinions expressed below are limited to the laws of the Commonwealth of Pennsylvania and the Federal law of the United States.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set for herein, I am of the opinion that:

1.    PPG (a) is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and (b) has duly authorized, executed and delivered the Credit Agreement.

2.    The execution, delivery and performance by PPG of the Credit Agreement and the Fee Letter, and the consummation of the transactions contemplated thereby, are within PPG’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws, (ii) any law, rule or regulation applicable to PPG (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to the best of my knowledge, any contractual or legal restriction contained in any document binding upon PPG.

3.    No authorization, approval or other action by, and no notice to or filing with, any Federal or Pennsylvania governmental authority or regulatory body or any other third party is required for (a) the due execution and delivery of the Credit Agreement or the Fee Letter, (b) the borrowings by PPG in accordance with the terms of the Credit Agreement or (c) the performance by PPG of its payment obligations under the Credit Agreement.

4.    In any action or proceeding arising out of or relating to the Credit Agreement or the Fee Letter in any court of the Commonwealth of Pennsylvania or in any Federal court sitting in the Commonwealth of Pennsylvania, such court would likely recognize and give effect to the provisions of Section 9.09 of the Credit Agreement, wherein the parties thereto agree that the Credit Agreement and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of the Commonwealth of Pennsylvania or a Federal court sitting in the Commonwealth of Pennsylvania would likely apply the usury law of the State of New York, and would likely not apply the usury law of the Commonwealth of Pennsylvania, to the Credit Agreement and the Fee Letter. However, if a court of the Commonwealth of Pennsylvania or a Federal court sitting in the Commonwealth of Pennsylvania were to hold that the Credit Agreement and the Fee Letter are governed by, and to be construed in accordance with, the laws of the Commonwealth of Pennsylvania, the Credit Agreement and the Fee Letter would be, under the laws of the Commonwealth of Pennsylvania, legal, valid and binding obligations of PPG enforceable against PPG in accordance with their respective terms.

5.    To the best of my knowledge, except for the Disclosed Matters, there are no pending or overtly threatened actions or proceedings against PPG or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the Fee Letter or the consummation of the transactions contemplated thereby or that are likely to have a Material Adverse Effect.

The opinions set forth above are subject to the following qualifications:

(a)    My opinion in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b)    My opinion in paragraph 4 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)    I express no opinion as to (i) Section 2.14 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the Commonwealth of Pennsylvania wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Fee Letter may be sought that limits the rates of interest legally chargeable or collectible.

Very truly yours,

Glenn E. Bost II
Senior Vice President and
General Counsel

EXHIBIT E-2 – FORM
OF OPINION OF
COUNSEL

May 27, 2016

BNP Paribas
The Equitable Tower
787 Seventh Avenue
New York, New York 10019

The Lenders Listed on Schedule 1 attached Hereto

Re: PPG Industries, Inc.
Ladies and Gentlemen:
We have acted as special New York counsel to PPG Industries, Inc., a Pennsylvania corporation (the “Company”) in connection with the Term Loan Agreement dated as of May 27, 2016 (the “Credit Agreement”) among the Company, BNP Paribas, as Administrative Agent (the “Administrative Agent”), the Initial Lenders named therein (the “Lenders”), and BNP Paribas Securities Corp., as Sole Lead Arranger. The Credit Agreement provides for term loans (the “Transaction” or the “Loans”) from the Lenders to the Company in an aggregate principal amount of $250,000,000. We are delivering this opinion letter to you at the Company’s request pursuant to Section 3.01(h)(iv) of the Credit Agreement. This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus.Law. 831 (1998), and Guidelines for the Preparation of Closing Opinions, 57 Bus.Law. 875 (2002), of the Committee on Legal Opinions, ABA Section of Business Law.
The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	Credit Agreement

2.	Fee Letter dated May 27, 2016 between PPG Industries, Inc. and BNP Paribas

Capitalized terms used but not defined in this opinion letter have the meanings given to them in the Credit Agreement.
In connection with rendering the opinions set forth below, we have examined the Transaction Documents and have made such investigation of law as we have deemed appropriate.
For the purposes of this opinion letter we made the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original and that all signatures (including signatures on behalf of the Company) on each such document are genuine. We have also assumed that the Company is a corporation duly incorporated and subsisting under the laws of the Commonwealth of Pennsylvania, that the Company has the corporate power to execute, deliver, and perform its obligations under each of the Transaction Documents, that the Company has taken all action necessary to authorize the execution and delivery of and performance of its obligations under each of the Transaction Documents, and that the Company has duly executed and delivered each of them. We have further assumed the legal capacity of natural persons, and we have assumed that each party to each of the Transaction Documents (including the Company) has the legal capacity and has satisfied all legal requirements necessary to make that Transaction Document enforceable against it, and that each Lender has complied with all state and federal statutes, rules and regulations applicable to it arising out of the Loan or its status as lender with respect to the Transaction. We have not verified any of the foregoing assumptions.
The opinions expressed in this opinion letter are limited to the law of the State of New York that, in the case of numbered paragraphs 2 and 3 below, is limited to that which, in our experience, is applicable to transactions of the type contemplated by the Transaction Documents. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety, and securities laws.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:
1.    Each of the Transaction Documents is a valid and binding obligation of the Company enforceable against it in accordance with its terms.
2.    The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents, the incurring and payment of the indebtedness evidenced by the Credit Agreement, and the payments made pursuant to the Fee Letter, do not violate any applicable statute, rule, or regulation of the State of New York.
3.     The execution and delivery by the Company of, and the performance of its payment obligations under, the Transaction Documents, and the incurring and payment of the indebtedness evidenced by the Credit Agreement, the exercise of rights or remedies by the other parties under any Transaction Document, do not require the Company to obtain any approval by or make any filing with any governmental authority under any statute, rule, or regulation of the State of New York.

Our opinion in numbered paragraph 1 above is subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).
The opinions above are qualified as follows: (a) insofar as provisions contained in the Transaction Documents provide for indemnification or a limitation of liability, the enforceability thereof may be limited by public policy considerations; (b) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction; (c) we express no opinion herein as to any provision of the Transaction Documents (i) that relates to the subject matter jurisdiction of any state or federal court sitting in New York City to adjudicate any controversy related to the Transaction Documents or that waives an inconvenient forum, (ii) that constitutes a power of attorney, (iii) that relates to the waiver of rights and defenses or purports to reinstate the rights of any party after an adverse judgment has been entered against such party with respect to such rights, (iv) that purports to waive or modify a party’s obligation of good faith, fair dealing, diligence, reasonableness, or due notice, to waive equitable rights or remedies or defenses, to release a party from or against liability for the party’s own unlawful or willful misconduct, recklessness, or gross negligence, or to preclude modification of such documents through custom or course of conduct, (v) that relates to severability, or (vi) involving financial, accounting or statistical information or relating to compliance with financial covenants or financial requirements.

We are furnishing this opinion letter to you solely in connection with the Transaction. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent, except that (a) any person who becomes a Lender or successor Administrative Agent pursuant to the Credit Agreement may rely on this opinion letter as if it were addressed to such person subject to all of the assumptions and qualifications applicable to this opinion letter as rendered to you and subject further to the condition and understanding that: (i) this opinion letter speaks only as of the date hereof; (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any party other than you, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance must be actual and reasonable under the circumstances existing at the time such person becomes a Lender, including any changes in law, facts or other developments known to or reasonably knowable by such person at such time; and (b) you may deliver a copy of this opinion letter to  governmental regulatory agencies having jurisdiction over you to the extent that disclosure of the opinion letter is required by applicable statute, rule, or regulation.
The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.
Yours truly,